                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               ZERO CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

     ----------------------------------------------------------------------

                                ZERO CORPORATION

                          NOTICE OF ANNUAL MEETING OF
                                  STOCKHOLDERS

                                      AND

                                PROXY STATEMENT

                                 JULY 24, 1996

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                                ZERO CORPORATION

    The 1996 Annual Meeting of Stockholders of ZERO Corporation will be held on Wednesday, July 24, 1996, at 2:00 p.m., local time, at The Biltmore Los Angeles, Emerald Room, 506 South Grand Avenue, Los Angeles, California, for the following purposes:

        1. To elect a director for a three-year term to expire at the 1999 Annual Meeting of Stockholders.

        2. To consider and act on the stockholders' proposals set forth in the proxy statement, if such proposals are properly brought before the meeting.

        3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Stockholders of record at the close of business on June 7, 1996, are entitled to notice of and to vote at the meeting. A list of such stockholders will be open for examination by any stockholder, for any purpose germane to the Annual Meeting, for a period of ten days prior to the date of the meeting during ordinary business hours at the executive offices of the Company, 444 South Flower Street, Suite 2100, Los Angeles, California 90071.

    All stockholders are cordially invited to attend the meeting in person. Whether or not you attend, to assure your representation, please vote, sign, date and return your proxy card in the accompanying envelope. If you attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

                                          By Order of the Board of Directors

                                          Howard W. Hill, CHAIRMAN OF THE BOARD

                                          Anita J. Cutchall, CORPORATE SECRETARY

Los Angeles, California
June 24, 1996

                                ZERO CORPORATION
                      444 SOUTH FLOWER STREET, SUITE 2100
                       LOS ANGELES, CALIFORNIA 90071-2922

                              -------------------

                                PROXY STATEMENT

                              -------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of
Directors of ZERO Corporation, a Delaware corporation, for use at the 1996 Annual Meeting of Stockholders to be held on July 24, 1996, or at any adjournment or postponement thereof, pursuant to the Notice of Annual Meeting of Stockholders.

    The persons named on the accompanying proxy card will vote shares represented by all valid proxies in accordance with the instructions thereon. If no instructions are given, shares represented by valid proxies will be voted FOR the nominee for director named herein. As to any other business which may properly come before the Annual Meeting, the named proxies will vote in accordance with their best judgment. The Company does not currently know of any other such business. A stockholder giving a proxy may revoke it at any time before it is exercised (i) by giving to the Corporate Secretary of the Company a written notice of revocation or an executed proxy bearing a later date, or (ii) by appearing at the Annual Meeting and voting in person.

    This Proxy Statement and the form of proxy will be sent to stockholders commencing approximately June 24, 1996.

RECORD DATE AND VOTING

    The close of business on June 7, 1996, was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. As of the close of business on June 7, 1996, the Company had outstanding 12,128,518 shares of Common Stock, par value $.01 ("Common Stock").

    A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Subject to cumulative voting rights in the election of directors, holders of shares of Common Stock are entitled to one vote per share on each matter submitted to or acted upon by the stockholders at the Annual Meeting. In the election of directors, votes may be cast in favor or withheld. In tabulating the votes, broker nonvotes and votes that are withheld will be excluded entirely from the vote and will have no effect. Under cumulative voting, each stockholder is entitled to as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by the stockholder, and all such votes may be cast for one nominee or distributed among two or more nominees, in cases where there is more than one nominee.

    The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote thereat will be required to adopt the stockholders' proposals set forth on pages 12 and 13 if properly presented at the Meeting. In determining whether the stockholders' proposals have received the requisite number of affirmative votes, abstentions will have the same effect as votes against the proposals, and broker nonvotes will have no effect on the outcome.

SOLICITATION

    The cost of solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited, in person and by telephone, by regular employees of the Company, at no additional compensation. The Company has also engaged Morrow & Co. to assist in the solicitation of proxies. This firm will be paid a fee of $5,000 and will be reimbursed for expenses incurred in connection with such engagement. The Company will also reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.

                   VOTING SECURITIES AND CERTAIN STOCKHOLDERS

    The following table shows the total number of shares of Common Stock beneficially owned by directors, the nominee and the named executive officers, and all directors and executive officers as a group, at the close of business on May 31, 1996. No stockholder was known by the Company to own beneficially more than 5% of the outstanding Common Stock as of May 31, 1996.

                                                                                          AMOUNT AND
                                                                                           NATURE OF      PERCENT
                                                                                          BENEFICIAL         OF
 TITLE OF CLASS    NAME OF BENEFICIAL OWNER                                              OWNERSHIP (1)     CLASS
- -----------------  --------------------------------------------------------------------  -------------  ------------
Common Stock       Gary M. Cusumano (2)................................................        2,832            (4)
                   Bruce J. DeBever (2)................................................        3,999            (4)
                   Clinton G. Gerlach (2)..............................................       13,874            (4)
                   John B. Gilbert (2).................................................       11,632            (4)
                   Wilford D. Godbold, Jr. (2)(3)......................................      161,994           1.3%
                   Bernard B. Heiler (2)(3)............................................       34,862            (4)
                   Howard W. Hill (2)(3)...............................................       45,052            (4)
                   Whitney A. McFarlin (2).............................................        7,874            (4)
                   George A. Daniels (3)...............................................       40,994            (4)
                   James F. Hermanson (3)..............................................       39,874            (4)
                   Michael D. LeRoy (3)................................................        5,000            (4)
                   Directors and executive officers as a group (12 persons)............      374,978             3%

- ---------
(1) Includes an aggregate of 179,169 shares which, as of May 31, 1996, may be acquired within sixty days pursuant to the exercise of options, and shares held by trusts of which directors, executive officers and members of their families are trustees.
(2) Director.
(3) Executive officer.
(4) Less than 1%.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, the directors and executive officers of the Company are required to file with the Securities and Exchange Commission and with The New York Stock Exchange reports of ownership and changes in ownership of the Company's Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during fiscal 1996 all of its executive officers and directors complied with
Section 16(a) requirements.

                                   PROPOSAL 1

                              ELECTION OF DIRECTOR

    There are currently eight members of the Board of Directors of the Company. The Certificate of Incorporation of the Company provides for a classified Board of Directors. Class II consists of two members: Gary M. Cusumano and Clinton G. Gerlach. The Board of Directors has nominated Mr. Cusumano in Class II for election to hold office for three years until the 1999 Annual Meeting of Stockholders, and until his successor has been duly elected and qualified. Mr. Gerlach will retire from the Board of Directors effective July 24, 1996.

    In connection with the election of director, proxies, unless instructed otherwise, will be voted for the election of Mr. Cusumano in Class II. If the nominee shall become unavailable or refuse to serve as a director (an event that is not anticipated), the named proxies will vote for a substitute nominee at their discretion.

    The following information is furnished with respect to the nominees and each of the directors whose terms will continue after the Annual Meeting.

NOMINEE FOR DIRECTOR:

                                                                                     TERM TO   DIRECTOR
CLASS II                   AGE             POSITION/PRINCIPAL OCCUPATION             EXPIRE     SINCE
- -------------------------  ---   --------------------------------------------------  -------   --------
Gary M. Cusumano.........  52    Director; President, The Newhall Land and Farming    1996       1994
                                 Company (real estate and agriculture). Mr.
                                 Cusumano also serves as a director of Watkins
                                 Johnson Company.

CONTINUING DIRECTORS:

CLASS I
- -------------------------
Bruce J. DeBever.........  60    Director; President, Little Tikes Commercial Play    1998       1992
                                 Systems (Omni) Inc. (commercial play equipment).

Bernard B. Heiler........  50    Director, Vice President--Marketing and Sales.       1998       1988

Whitney A. McFarlin......  55    Director; Chairman, President and Chief Executive    1998       1988
                                 Officer, Angeion Corporation (medical device
                                 company).

                                                                                     TERM TO   DIRECTOR
CLASS III                  AGE             POSITION/PRINCIPAL OCCUPATION             EXPIRE     SINCE
- -------------------------  ---   --------------------------------------------------  -------   --------

John B. Gilbert..........  75    Director, Chairman Emeritus; Chairman and            1997       1952
                                 President, TOLD Corporation (land development).

Wilford D. Godbold,        58    Director, President and Chief Executive Officer.     1997       1982
Jr.......................        Mr. Godbold also serves as a director of Pacific
                                 Enterprises, Santa Fe Pacific Pipelines, Inc., and
                                 The Southern California Gas Company.

Howard W. Hill...........  69    Director, Chairman of the Board. Mr. Hill also       1997       1960
                                 serves as a director of Precision Castparts
                                 Corporation.

    Each of the directors listed above has held the same position or another executive position with the same employer during the past five years except for Messrs. Heiler and McFarlin. Mr. Heiler has held his current position with the Company since October 1992, prior to which he was Vice President of GTE West, a telephone public utility from 1984 through 1992, and President of GTEL, a telecommunications integrator and a subsidiary of GTE, from January 1986 through October 1992. Mr. McFarlin has held his current position at Angeion since September 1993, prior to which he was President and Chief Executive Officer of Clarus Medical Systems (formerly Medilase, Inc.), medical delivery systems, since July 1990 and a private investor since March 1990.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE LISTED ON PAGE 3.

MEETINGS OF THE BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND DIRECTORS' FEES

    The Board of Directors met five times during the fiscal year ended March 31, 1996 and all members attended. The Board at its organizational meeting appoints an Audit Committee, a Compensation Committee, a Nominating Committee, an Executive Committee, and a Stock Option Committee.

    Messrs. Cusumano, DeBever, Gerlach and McFarlin serve on the Audit Committee, the functions of which include serving as liaison between the Board and the independent public accountants of the Company, reviewing and discussing the accountants' annual internal control recommendations with both the accountants and management, and making such other inquiries and recommendations as they deem necessary. The Audit Committee met three times during fiscal year ended March 31, 1996.

    Messrs.   DeBever,  Gilbert,  Hill  and  McFarlin  currently  serve  on  the
Compensation Committee, the functions of which include reviewing and recommending to the full Board the remuneration to be paid to the President and Chief Executive Officer, and reviewing with the President his plans with respect to the remuneration of other executive officers and certain key employees of the Company. This committee also reviews and prepares recommendations to the full Board with respect to proposed changes in the Company's major fringe benefit plans, such as the 1994 Stock Option Plan, the ZERO Corporation Retirement Savings

Plan (the "Pension Plan") and life insurance plans. The Compensation Committee met twice during fiscal year ended March 31, 1996 and all members attended. The Compensation Committee's report on executive compensation begins below.

    Messrs. Gilbert, Godbold and Hill serve on the Nominating Committee, the functions of which include reviewing and recommending to the full Board potential candidates for positions on the Board. The committee will consider nominees recommended by stockholders if such nominations are submitted in writing, accompanied by a description of the proposed nominee's qualifications, an indication of the consent of the proposed nominee, and relevant biographical information. Recommendations should be addressed to the Nominating Committee in care of the Corporate Secretary of the Company for receipt not less than thirty, nor more than sixty days, prior to the annual meeting. If less than forty days' notice or prior public disclosure of the meeting date is given to stockholders, then recommendations must be received not later than the close of business on the tenth day following the notice or public disclosure of the meeting date. The Nominating Committee met once during fiscal year ended March 31, 1996 and all members attended.

    Messrs. Gilbert, Godbold and Hill serve on the Executive Committee, the functions of which include acting for the Board of Directors when the action of the full Board is not required. This committee held no meetings during fiscal year ended March 31, 1996.

    Messrs. Cusumano, DeBever and McFarlin serve on the Stock Option Committee, the functions of which include making all determinations necessary for the administration of the 1994 Stock Option Plan. This committee met twice during the year ended March 31, 1996.

    Nonemployee directors receive a fee of $3,000 per quarter plus $1,000 for each meeting attended. No additional fees are paid for attendance at committee meetings. Under the 1994 Stock Option Plan, approved by stockholders of the Company, at the organizational meeting of the Board of Directors immediately following each annual meeting of stockholders, each nonemployee director is automatically granted a non-qualified option to purchase 2,000 shares of Common Stock. Options are granted at prices not less than the fair market value of the Common Stock on the date of grant.

                      REPORT OF THE COMPENSATION COMMITTEE

    The following Report of the Compensation Committee and the Performance Graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Commission or the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"). Such Report and Performance Graphs shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement in any other document.

GENERAL

    The Company's compensation policies applicable to its executive officers consist of three major components: base salary, annual bonus and stock options. As previously stated, the executive compensation policies of the Compensation Committee (the "Committee") are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals which reward above-average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining highly-qualified and experienced executives.

    The compensation policies of the Company were re-examined during 1994 when the Committee retained the services of Hewitt Associates, an international benefits and compensation consulting firm ("Hewitt"). In developing its recommendations to the Committee, Hewitt examined, among other things, the competitive position of the Company on each component of compensation in comparison to the compensation practices of other companies of similar size and in similar industries. Hewitt also reviewed the compensation plans in which each of the officers named in the "Summary Compensation Table" participate. As previously provided, changes resulting from the study are described below.

    The base salaries of the executive officers have been established at levels considered appropriate in light of the responsibilities and duties of each position. Salaries are reviewed annually and adjusted as warranted by the performance of each individual, increases in the cost of living and other factors. The President and Chief Executive Officer reviews with the Committee his plans with respect to the base salaries of the executive officers and other key employees of the Company. He also reviews with the Committee major fringe benefit plans, including the 1994 Stock Option Plan, the Pension Plan, and life insurance plans.

    The Committee establishes a base salary for the President and Chief Executive Officer, which is subject to approval of the full Board of Directors. The Committee does not operate with a precise formula, but takes into account various qualitative and quantitative factors. The Company's strategic goals and its success in meeting strategic goals, its cash flow, its earnings, the general cost of living, and the economy in which the Company operates are quantitative factors considered. The Committee, however, also recognizes achievements that may be difficult to quantify. In reviewing the President's salary for fiscal year 1996, as done in 1995, the Committee considered his individual accomplishments, including his efforts in setting strategic direction and vision, obtaining viable acquisition candidates, effective cost controls, working capital management and maintaining a high quality workforce. For fiscal year 1996, in accordance with the compensation philosophy, the Committee increased the salary of the President and Chief Executive Officer from $325,000 to $350,000, an increase of 7.7%.

    The Company's management bonus plan was also revised in 1994 based on the Hewitt study mentioned above. Under the bonus plan, in addition to base compensation, the Committee has the authority to assign a target bonus to the President and Chief Executive Officer. Additionally, the President and Chief Executive Officer will review with the Committee the target bonuses to be assigned to officers and other key executives of the Company. The bonus plan is designed to award bonuses based upon three factors: actual net income versus plan net income for the fiscal year, the increase in value to the Company's stockholders in the form of dividends and stock price appreciation over the year, and the percentage increase in tangible stockholders' equity during the fiscal year, subject to adjustment. Bonuses awarded to the President and Chief Executive Officer, and to the named executive officers of the Company, are shown in the "Summary Compensation Table" on page 8.

    The   Committee  strongly  endorses  the  philosophy  of  linking  long-term executive total compensation to Company performance and aligning the interests of management with those of the stockholders, and believes the result is an enhancement of stockholder value. Thus, the Committee recommends to the Stock Option Committee awards of options covering shares of Common Stock of the Company, as well as stock appreciation rights for certain options not deemed to be "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986.

    Information with respect to the award of stock options to the President and Chief Executive Officer, and to the named executive officers of the Company, as well as the description of the 1994 Stock Option Plan, is shown on page 9 in the table entitled "Option/SAR Grants in Last Fiscal Year".

    In determining the number of shares subject to options granted to the President and Chief Executive Officer, officers and other key employees of the Company, the Committee, along with the Stock Option Committee, evaluates their respective overall compensation packages. The Committee has also established general target guidelines for awards of stock options and stock appreciation rights for other levels of management based upon salary range, individual performance and potential to improve stockholder value, as recommended by the President and Chief Executive Officer.

                                          Compensation Committee of the Board of
                                          Directors
                                           setting  compensation for fiscal year
                                          1996

                                          John B. Gilbert, CHAIRMAN
                                          Bruce J. DeBever
                                          Howard W. Hill
                                          Whitney A. McFarlin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee setting compensation for fiscal year 1996 consisted of Messrs. John B. Gilbert, Bruce J. DeBever, Howard W. Hill and Whitney A. McFarlin. Mr. Gilbert is Chairman Emeritus of the Board of Directors and Chairman of the Compensation Committee, and was formerly President and Chief Executive Officer of the Company, and Chairman of the Board. Mr. Hill is Chairman of the Board of Directors, and was formerly President and Chief Executive Officer of the Company, and Vice Chairman of the Board.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

    The following table shows the compensation paid by the Company to its Chief Executive Officer and the other highest-paid executive officers during the fiscal years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                                  ANNUAL COMPENSATION      -------------
                                                               -------------------------   STOCK OPTIONS        ALL OTHER
              NAME AND PRINCIPAL POSITION                YEAR  SALARY ($)   BONUS ($)(1)    (IN SHARES)    COMPENSATION ($)(2)
- -------------------------------------------------------  ----  ----------   ------------   -------------   --------------------
Wilford D. Godbold, Jr.................................  1996   $ 350,000     $367,696        22,000             $104,573
  President, Chief Executive                             1995   $ 325,000     $289,413        26,000             $ 52,834
  Officer and Director                                   1994   $ 300,000     $142,500        22,000             $ 42,469

George A. Daniels......................................  1996   $ 197,500     $165,988        11,000             $ 38,103
  Vice President and Chief                               1995   $ 180,500     $128,588        12,500             $ 17,545
  Financial Officer                                      1994   $ 169,925     $ 64,600        11,000             $ 17,323

Bernard B. Heiler......................................  1996   $ 197,500     $165,988        11,000             $ 30,381
  Vice President--Marketing                              1995   $ 185,500     $132,150        12,500             $ 13,585
  and Sales                                              1994   $ 175,000     $ 66,500        11,000             $  2,430

James F. Hermanson.....................................  1996   $ 197,500     $165,988        11,000             $ 47,119
  Vice President                                         1995   $ 185,500     $132,150        12,500             $ 34,849
                                                         1994   $ 175,200     $ 66,500        11,000             $ 31,811

Michael D. LeRoy (3)...................................  1996   $ 197,500     $165,988        11,000             $  1,317
  Vice President--
  Corporate Development

- ---------
(1) Includes bonus payments earned and accrued in the fiscal year listed but paid during the following fiscal year.
(2) Consists of Company contributions to the ZERO Corporation Retirement Savings Plan (a profit sharing plan), interest accruals on deferred compensation above 120% of the applicable federal rate, the dollar value of insurance premiums paid with respect to life insurance plans, and restoration plans. Such contributions, interest accruals, insurance premiums and restoration amounts for 1996 were:

                                                         CONTRIBUTIONS TO   INTEREST   INSURANCE  RESTORATION
                                                           SAVINGS PLAN     ACCRUALS   PREMIUMS     AMOUNTS
                                                         ----------------   --------   --------   -----------
Mr. Godbold............................................      $12,858        $ 37,324   $12,336      $42,055
Mr. Daniels............................................      $12,663        $  6,033   $ 5,370      $14,037
Mr. Heiler.............................................      $12,597        $  2,032   $ 1,434      $14,318
Mr. Hermanson..........................................      $12,598        $  9,568   $10,106      $14,847
Mr. LeRoy..............................................      $ 1,317        $      0   $     0      $     0

(3) Mr. LeRoy became an employee of the Company during fiscal year 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
- ------------------------------------------------------------------------------------------------------------------------------
                                                          NUMBER OF     PERCENT OF TOTAL
                                                          SECURITIES      OPTIONS/SARS                                 GRANT
                                                          UNDERLYING       GRANTED TO      EXERCISE OR                 DATE
                                                         OPTIONS/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION   PRESENT
                         NAME                            GRANTED (1)      FISCAL YEAR        ($/SH)         DATE     VALUE (2)
- -------------------------------------------------------  ------------   ----------------   -----------   ----------  ---------
Wilford D. Godbold, Jr.................................     22,000              9%           $15.375     10/24/2002  $ 162,580
George A. Daniels......................................     11,000            4.5%           $15.375     10/24/2002  $  81,290
Bernard B. Heiler......................................     11,000            4.5%           $15.375     10/24/2002  $  81,290
James F. Hermanson.....................................     11,000            4.5%           $15.375     10/24/2002  $  81,290
Michael D. LeRoy.......................................     11,000            4.5%           $15.375     10/24/2002  $  81,290

- ---------
(1) The option price of each option granted under the 1994 Stock Option Plan is not less than the fair market value of the Common Stock on the date of grant. Options are generally granted for terms of seven years and generally exercisable in annual installments of one-third of the total grant commencing one year from the date of grant, on a cumulative basis. Options are subject to earlier termination in certain events related to death, retirement or other termination of employment. Options granted generally are intended to meet the definition of an "incentive stock option" as that term is defined in Section 422A of the Internal Revenue Code of 1986 or are non-qualified options. Such options may be granted with provisions that they may be exercised for a period of up to ten years from the date of grant, may provide for stock appreciation rights and may give the option holder the right to deliver shares of the Company's Common Stock already owned as consideration for the option price. All of the above options were granted on October 25, 1995.
(2) The Present Value is based on the modified Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Assumptions under the Black-Scholes model are: expected volatility of 38%; risk-free rate of return of 6.75%; dividend yield of .7%; and time of exercise at seven years. No adjustments have been made for non-transferability or risk of forfeiture.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                                          VALUE OF UNEXERCISED
                                                     NUMBER OF                 NUMBER OF UNEXERCISED          IN-THE-MONEY
                                                     SECURITIES                   OPTIONS/SARS AT             OPTIONS/SARS
                                                     UNDERLYING     VALUE       FISCAL YEAR END (#)     AT FISCAL YEAR END ($)(2)
                                                    OPTIONS/SARS   REALIZED  -------------------------  -------------------------
                       NAME                         EXERCISED (#)   ($)(1)   EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
- --------------------------------------------------  ------------   --------  -------------------------  -------------------------
Wilford D. Godbold, Jr............................     22,181      $173,484        60,862/46,668            $337,476/$119,618
George A. Daniels.................................      9,259      $ 46,606        25,736/23,002            $115,180/$ 58,520
Bernard B. Heiler.................................      1,000      $  1,250        28,499/23,001            $127,583/$ 58,517
James F. Hermanson................................     14,762      $ 88,092        25,736/23,002            $115,180/$ 58,520
Michael D. LeRoy..................................          0             0        5,000/21,000             $ 20,000/$ 55,180

- ---------
(1) Represents the difference between the market value on the date of exercise of the option and the exercise price.
(2) Represents the difference between $16.75, which was the closing market price of the Company's Common Stock on The New York Stock Exchange Composite Index on March 29, 1996, minus the exercise price of the option.

                        COMMON STOCK PERFORMANCE GRAPHS

    Set forth below are line graphs comparing the yearly percentage changes, assuming quarterly reinvestment of dividends, of the Common Stock of the Company against the cumulative total return of the S&P SmallCap 600 and the S&P Manufacturing Industries Index for the five year period commencing March 31, 1991, and for the two year period commencing May 31, 1994. The Company was chosen for inclusion in the S&P SmallCap 600 in October 1994, an index designed to track the stock performance of 600 companies with capitalization ranges of $27 million to $886 million. The stock price performance depicted is not necessarily indicative of future price performance.

    The information shall not be deemed "filed" with the Securities and Exchange Commission and shall not be deemed to be incorporated into any filing of the Company under the Securities Act of 1933 or the Exchange Act in the absence of specific reference to such captions and information.

     COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*     COMPARISON OF TWO YEAR
CUMULATIVE TOTAL RETURN*

                           [CHART]

                            PROPOSALS 2(a) AND 2(b)

                             STOCKHOLDER PROPOSALS

    ZERO has been advised by two holders of shares of Common Stock of the Company of their intentions to introduce at the Annual Meeting the proposals and supporting statements set forth below. The Board of Directors disclaims any responsibility for the content of the proposals and for the statements made in support thereof, which are presented as received from the stockholders. The names and addresses of the proponents will be furnished to any person, orally or in writing, as requested, promptly upon receipt of any oral or written request for the information.

STOCKHOLDER PROPOSAL REGARDING DECLASSIFYING THE BOARD OF DIRECTORS

    The owner of 150 shares of Common Stock has notified ZERO that he intends to present the following proposal at the Annual Meeting:

    RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT:

    At last year's annual meeting of stockholders a similar resolution was approved by a significant number of the voting shares.

    The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

    The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

    The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

    I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change. I urge your support, vote for this resolution.

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE FOREGOING STOCKHOLDER PROPOSAL

    At the 1995 Annual Meeting a similar resolution was introduced and was rejected by the stockholders.

    The stockholders of the Company approved the current classified board in 1988. At its 1988 Annual Meeting, stockholders representing 85% of the shares of Common Stock voting at the meeting approved the reorganization of ZERO and the Company became a Delaware corporation with a classified Board of Directors. The stockholders approved the reorganization after consideration of the recommendations and reasons presented by the Board of Directors, including its belief that a classified board provides the board a greater likelihood of continuity and experience.

    Greater continuity on ZERO's Board of Directors assures that the majority of directors at any given time will have experience with its operations and business affairs. The Board of Directors continues to believe that this permits more effective long-term strategic planning. A classified board also helps ZERO to attract and retain well-qualified individuals who are able to commit the time and resources to understand ZERO and its operations. Continuity and quality of leadership resulting from the classified board create long-term value for the stockholders.

    A classified board also reduces the possibility of a sudden change in majority control of the Board of Directors. In the event of a hostile takeover attempt, arm's length discussions with management and the board would be more likely due to the fact that approximately two-thirds of the class of directors have terms of more than one year. The board along with management would then be in a position to negotiate the most favorable transaction for the stockholders of the Company.

    The Board of Directors continues to believe that a classified board will benefit the Company and its stockholders by permitting all stockholders to rely on the consistency and continuity of corporate policy. At the same time, annual elections, in which one of three classes of the Board of Directors is elected each year, assures stockholders an opportunity to renew and reinvigorate corporate decision-making while maintaining the basic integrity of corporate policy year to year for the benefit of all who rely on it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL

STOCKHOLDER PROPOSAL REGARDING STOCK COMPENSATION FOR NON-EMPLOYEE DIRECTORS

    The owner of 300 shares of Common Stock has notified ZERO that he intends to present the following proposal at the Annual Meeting:

    RESOLVED that the shareholders recommend that the board of directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent of their total compensation in the form of company stock which cannot be sold for three years.

SUPPORTING STATEMENT:

    A significant equity ownership by outside directors is probably the best motivator for facilitating identification with shareholders.

    Traditionally, outside directors, usually selected by management, were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise a critical oversight of management's performance in furthering corporate profitability. All too often, outside directors oversight has been marked by complacency, cronyism, and inertia.

    Corporate America has too many examples of management squandering company assets on an extended series of strategic errors. Meanwhile, Boards of Directors stood by and passively allowed the ineptitude to continue, well after disaster struck. They fiddled while Rome was burning.

    When compensation is in company stock, there is a greater likelihood that outside directors will be more vigilant in protecting their own, as well as corporate, and shareholder interests.

    What is being recommended in this proposal is neither novel nor untried. A number of corporations have already established versions of such practices, namely, Scott Paper, The Travelers, and Hartford Steam Boiler.

    Robert B. Stobough, Professor of Business Administration at the Harvard Business School, did a series of studies comparing highly successful to poorly performing companies. He found that outside directors in the better performing companies had significantly larger holdings of company stock than outside directors in the mediocre performing companies.

    It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability, as paying them exclusively in stock. However, it is our contention that stock options are rewarding on the upside, but offer no penalties on the downside, where shareholders bear the full downside risks. There are few strategies that are more likely to cement outside directors with shareholder interests and company profitability than one which results in their sharing the same bottom line.

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE FOREGOING STOCKHOLDER PROPOSAL

    The Company's compensation of its nonemployee directors currently consists of two components: cash compensation and stock compensation in the form of stock options. The board believes that annual automatic stock option grants to the nonemployee directors, which vest over three years, closely align the interests of nonemployee directors with those of the stockholders. The board also believes that the compensation structure for nonemployee directors is fair and competitive with industry standards, and that changes recommended by the above stockholder proposal are neither advisable nor necessary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL

                                 OTHER MATTERS

    A representative of Deloitte & Touche, the firm of independent accountants who audited the financial statements of the Company for the fiscal year ended March 31, 1996, will attend the Annual Meeting. The representative will be provided the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

    The management of the Company does not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the holders of the proxies will vote thereon in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS

    Stockholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders must be received at the executive offices of ZERO Corporation at 444 South Flower Street, Suite 2100, Los Angeles, California 90071-2922, addressed to the attention of the Corporate Secretary, by February 25, 1997, for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 ANNUAL REPORT

    The Company's 1996 Annual Report, which includes financial statements, is being mailed to stockholders concurrently herewith.

                           ANNUAL REPORT ON FORM 10-K

    Upon written request the Company will provide to any stockholder solicited hereby (without charge) a copy of its 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Requests should be directed to Anita J. Cutchall, Corporate Secretary, ZERO Corporation, 444 South Flower Street, Suite 2100, Los Angeles, California 90071-2922. Internet World Wide Web users can request information on ZERO through the following universal resource: http://www.zerocorp.com

                                          Howard W. Hill, CHAIRMAN OF THE BOARD

                                          Anita J. Cutchall, CORPORATE SECRETARY

June 24, 1996

PROXY     (SOLICITED BY THE BOARD OF DIRECTORS OF ZERO CORPORATION)

                                ZERO CORPORATION
            ANNUAL MEETING OF STOCKHOLDERS, WEDNESDAY, JULY 24, 1996

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 1996 Annual Meeting and, revoking all prior proxies, hereby appoints Wilford D. Godbold, Jr. and Howard W. Hill, or either one of them, with full power of substitution, as Proxies to vote all the shares of Common Stock owned or held by the undersigned at the Annual Meeting of Stockholders to be held at The Biltmore Los Angeles, Emerald Room, 506 South Grand Avenue, Los Angeles, California, on Wednesday, July 24, 1996, at 2:00 P.M. local time, or any adjournment or postponement thereof, upon the matters set forth below and upon such other business as may properly come before the meeting.

THIS PROXY WHEN EXECUTED WILL BE VOTED AS DIRECTED BELOW, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEM 1, AGAINST ITEM 2, AND IN THE DISCRETION OF THE PROXIES IN MATTERS DESCRIBED IN ITEM 3 BELOW.

       IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE
                         (CONTINUED ON THE REVERSE SIDE)

                                              PLEASE MARK
                                              YOUR VOTES AS    /X/
                                              INDICATED IN
                                              THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1

                            FOR the nominee listed below         WITHHOLD
                          (except as marked to the contrary)     AUTHORITY
1.  Election of Director            /  /                           /  /

Gary M. Cusumano

(INSTRUCTION: To withhold authority to vote for the nominee write the nominee's name in the space provided below.)

_____________________________________________________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 2(a) AND (b)

                                                     FOR     AGAINST    ABSTAIN
2. (a) Declassification of the Board of Directors    / /       / /        / /
   (b) Compensation of Board of Directors

3. To transact such other business as may            / /       / /        / /
   properly come before the meeting or
   any adjournment or postponement thereof.




                                        This proxy should be dated, signed by
                                        the stockholder(s) as the name(s) appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.


                                        DATED:__________________________, 1996


                                        ______________________________________
                                                     (Signature)


                                        ______________________________________
                                                     (Signature)